Exhibit 99.2
Good day everyone and thank you for your time. My name is Matt Eichmann and I am the Vice President of Investor Relations at Greif. Similar to previous quarters, we are pleased to provide you with a copy of our earnings conference call slides, management remarks and 2016 third quarter earnings release for your review.
Turning to slide 2. As a reminder, the information provided contains forward looking statements and uses certain non-GAAP financial measures. Please review the information on this slide. Our third quarter 2016 earnings release was issued after the market closed on Wednesday, August 31, 2016 and is posted to our website at www.greif.com.
And now, I’d like to turn the presentation over to Greif’s President and Chief Executive Officer, Pete Watson on slide 3.
Thank you Matt, and good day everyone. We appreciate your interest in our Company. I want to begin by reviewing Greif’s vision and strategic priorities.
At Greif, we aspire in industrial packaging to be the best performing customer service-company in the world. That commitment to outstanding service will differentiate us in the marketplace and provide added value to our customers worldwide.
Our vision is complemented by three strategic priorities that we are actively working to achieve:

•	First, we are building engaged teams that are aligned to – and accountable for – value delivery.

•	Second, we are focused on delivering exceptional customer service in every single market we operate in. This higher level of service will translate to greater customer loyalty and profitable growth.

•	Third, we are transforming our performance by:

◦	Optimizing and strengthening our portfolio to unlock additional value;

◦	Expanding our margins through disciplined operational execution; and,

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◦	Expecting and achieving a higher level of fiscal discipline from the entire enterprise.
Please turn to slide 4. We continue to improve our customer satisfaction scores across the enterprise – both versus the prior year quarter as well as compared sequentially to Q2 2016. Our focus is to align our people and resources to deliver a differentiated experience for our customers. We are also finalizing preparations for our next Net Promoter Score survey which we will share with you at the year end.
Please turn to slide 5. Our third quarter performance reflects sustained improvement:

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Our consolidated gross profit ratio expanded to 20.9 percent – our best margin in more than five years. This represents a 200 basis point improvement versus the prior year quarter. We have now delivered gross margins in excess of 20 percent over the last two quarters – evidence that our emphasis on execution discipline and improving operating fundamentals is taking hold. Our Rigid Industrial Packaging and Services and Flexible Products and Services segments each recorded margins better than the year ago, and also sequentially improved versus the second quarter of 2016.

•	Gross profit margin expansion – coupled with a reduction in SG&A expense – helped our operating profit before special items grow by 6 percent.

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Finally, our free cash flow grew by 20 percent year-over-year, and now stands $100 million dollars higher year to date than the same period a year ago. This is a result of better operating performance, more disciplined capital allocation and improved working capital efficiencies.

Please turn to slide 6. Our Transformation initiative is delivering improved performance. Over the last four quarters, we delivered gross and operating profit margins of 20.1 percent and 8.8 percent, respectively. Our trailing four quarter SG&A ratio is 11.3 percent. While work remains to be done, we are clearly headed in the right direction.
Please turn to slide 7. Our Rigid Industrial Packaging and Services segment delivered a strong quarter despite some external market challenges. We remain laser focused on controlling the levers that we can control within the business.

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Although Rigid Industrial Packaging and Services’ sales were down roughly $70 million dollars year-over-year, revenues were up 1 percent excluding divestitures on a constant currency basis. Steel drum volumes were down slightly year over year, but our Intermediate Bulk Container strategy continues to gain traction, with volumes up over 8 percent compared to the prior year quarter. This is mainly driven by stronger demand in North America and EMEA.
A weaker agricultural market factored into what could have been a stronger quarter for the business. In North America, California tomato sales were down after two years of strong crop yields which impacted fibre drum demand. EMEA also experienced a weaker tomato season in southern Europe. Toward the end of the quarter, EMEA also saw slowing industrial demand. Further south in Latin America, volumes were lower – plastic demand in Argentina was impacted by a deteriorating economic situation in that country, while the steel drum business in Brazil suffered from slower lube oil and agribusiness sales. Offsetting some of this weakness was APAC, which took greater strides towards penetrating the IBC market and expanded its plastic presence in Southeast Asia. Plastic drum demand was up 9 percent year-over-year.
Despite challenges in parts of the world, the segment’s gross profit margin topped 22 percent in the third quarter, with our North America, EMEA and APAC businesses each registering year-over-year improvements through price and product mix management and better operational discipline. The segment also generated an operating profit before special items margin in excess of 10 percent – its best margin in more than five years.
Please turn to slide 8. Our Paper Packaging segment delivered respectable third quarter results, despite a weaker containerboard environment and planned maintenance downtime at both the Riverville and Massillon mills.
Operating profit before special items fell by 11 percent, or by almost $3 million dollars, due to a price/cost squeeze compared to a year ago.
Our CorrChoice sheet feeder network performed well during the quarter and volumes expanded 4 percent over the prior year. Specialty sales also continue to expand – especially in our triple wall and litho-laminate lines – which grew by 10 percent versus the prior year.

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Please turn to slide 9. The turnaround plan at Flexible Products and Services is accelerating under the leadership of Hari Kumar. FPS delivered a 15 percent improvement in Gross Margin dollars versus the prior year quarter and the business has generated a $12 million dollar improvement in EBITDA before special items year to date.
Although we are not satisfied with the segment’s overall results, we are encouraged by the pace of progress being made. As an example:

•	FPS’ gross profit improved on both an absolute and percentage basis versus the year ago quarter, thanks to reduced fixed costs, greater labor efficiencies and price product mix management activities;

•	We also have our underperforming operations tracking on schedule per their performance plans.
Our expectation is that FPS will finish 2016 with an EBITDA before special items improvement of more than $15 million dollars over 2015’s actual results.
I’d like now to turnover the presentation to Larry Hilsheimer – our Chief Financial Officer.
Thanks Pete and hello everyone. I am now on slide 10.
Sales for the quarter were flat compared to the prior year, after adjusting for divestitures and currency translation. As Pete mentioned in his remarks, sales for the quarter were negatively impacted by lower agriculture demand in our Rigid Industrial Packaging and Services segment and by lower containerboard pricing in our Paper Packaging and Services segment.
Operating profit before special items grew by 6 percent over Q3 2015. This improvement comes despite lower sales and higher OCC input costs and makes clear that our focus on enhancing the quality of our market share – as opposed to the quantity of market share – continues to pay off.
Income tax expense for the third quarter was $3.5 million dollars, which equates to an effective quarterly rate of roughly 7 percent. As we mentioned during our second quarter call, FIN 18 rules can cause distortions in quarterly tax rates. In addition, during the quarter we received a one-time tax benefit related to transactions executed to re-balance the Company’s global debt. That transaction, combined with a FIN 48 release, netted with the tax impact

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resulting from shifts in where quarterly income was earned, contributed $0.17 to our third quarter Class A earnings per share before special items.
Turning to slide 11. The macroeconomic backdrop varies around the world, but in general, global industrial activity remains soft. Although the U.S. industrial economy is improving moderately, Eurozone activity remains unsteady as evidenced by last month’s weaker manufacturing PMI data for the Eurozone, Germany and France. Latin America also continues to be hampered by weaker conditions, especially in Brazil’s industrial sector. These factors indicate that Greif’s improving results come without the benefit of favorable economic tailwinds. They also reinforce the notion that our strategy – which is built upon customer service excellence and execution discipline – is well founded and does not rely on the pace of improvement in markets worldwide.
Turning to slide 12. We are making several refinements to our full year outlook as we enter the tail end of our fiscal year. We are raising and narrowing our full year 2016 earnings per Class A share before special items range to $2.36 - $2.56 per share, up from $2.20 - $2.46 per share last quarter. This represents a $0.13 per share improvement in our earnings midpoint, and reflects better operational performance and a lower, updated full year tax rate range of between 35 and 38 percent.
Stronger operations – coupled with better working capital management, lower cash taxes and more stringent capital allocation reviews – have also allowed us to increase the top end of our free cash flow range by $30 million dollars from what was shared at Q2 2016.
We’re pleased with the improvements we are seeing in free cash flow generation.
Please turn to slide 13. We are on pace to more than double 2015’s free cash flow in 2016, which sets us up well to achieve our run rate commitment coming out of 2017. At the midpoint of our 2016 free cash flow guidance – and using today’s combined market capitalization –Greif’s free cash flow yield is roughly 8.0 percent – a very attractive yield especially in today’s world of subdued interest rates. Our improving free cash flow position further secures our dividend and provides us with ample financial flexibility to pursue profitable growth and quality of market expansion.

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Let me now turn the call back to Pete for wrap up comments before our Q&A.
Thank you, Larry. I’d like to conclude with a few final comments.
Please turn to slide 14. Global industrial demand remains unsteady. While we have no control over the external market, we remain laser focused on the business levers that we do control.
This includes delivering the very best in customer service, executing on solid operating fundamentals and ensuring we manage our business with tight fiscal discipline. Together with Greif’s comprehensive packaging offering, and diverse geographical footprint, we are well positioned to benefit as the world’s industrial economy improves, resulting in expanded earnings and cash flow generation.
We are holding ourselves accountable to that task. I look forward to taking your questions tomorrow. Thank you for your interest in Greif.

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